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SOUTHWEST AIRLINES REPORTS DECEMBER TRAFFIC

DALLAS, TEXAS – January 9, 2012 – Southwest Airlines Co. (NYSE: LUV) today reported December 2011 combined traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.   See the accompanying tables for combined results.
                The Company flew 8.2 billion revenue passenger miles (RPMs) in December 2011, which was comparable to the combined RPMs flown in December 2010.  Available seat miles (ASMs) increased 1.8 percent to 10.5 billion from the December 2010 combined level of 10.3 billion.  The load factor for December 2011 was 78.4 percent, compared to the combined load factor of 80.1 percent in December 2010.  For December 2011, passenger revenue per ASM (PRASM) is estimated to have increased in the  seven to eight percent range as compared to December 2010’s combined PRASM.
For the fourth quarter 2011, the Company flew 25.2 billion RPMs, compared to 24.7 billion combined RPMs flown for the same period in 2010, an increase of 1.9 percent.  Fourth quarter 2011 ASMs increased 2.2 percent to 31.3 billion, compared to the combined level of 30.6 billion for the same period in 2010.  The fourth quarter 2011 load factor was 80.5 percent, compared to the combined load factor of 80.7 percent for the same period in 2010.
For the year ended December 31, 2011, the Company flew 103.9 billion combined RPMs, compared to 97.6 billion combined RPMs flown for the same period in 2010, an increase of 6.4 percent.  The combined year-to-date ASMs increased 4.9 percent to 128.5 billion, compared to the combined level of 122.5 billion for the same period in 2010.  The combined year-to-date load factor was 80.8 percent, compared to the combined load factor of 79.7 percent for the same period in 2010.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	DECEMBER
	2011	2010	CHANGE

Revenue passengers carried	8,933,476	8,901,503	0.4%

Enplaned passengers	10,917,993	10,953,466	(0.3)%

Revenue passenger miles (000)	8,195,341	8,222,991	(0.3)%

Available seat miles (000)	10,454,875	10,265,582	1.8%

Load factor	78.4%	80.1%	(1.7) pts.

Average length of haul	917	924	(0.8)%

Trips flown	114,957	113,503	1.3%

	FOURTH QUARTER
	2011	2010	CHANGE

Revenue passengers carried	27,526,166	27,330,796	0.7%

Enplaned passengers	33,510,920	33,276,264	0.7%

Revenue passenger miles (000)	25,180,506	24,713,320	1.9%

Available seat miles (000)	31,297,561	30,626,417	2.2%

Load factor	80.5%	80.7%	(0.2) pts.

Average length of haul	915	904	1.2%

Trips flown	343,756	340,597	0.9%

	TOTAL YEAR
	2011	2010	CHANGE

Revenue passengers carried	110,141,610	107,605,957	2.4%

Enplaned passengers	135,274,464	130,921,515	3.3%

Revenue passenger miles (000)	103,864,488	97,597,121	6.4%

Available seat miles (000)	128,518,201	122,460,579	4.9%

Load factor	80.8%	79.7%	1.1 pts.

Average length of haul	943	907	4.0%

Trips flown	1,399,644	1,366,826	2.4%

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